Exhibit 10.1

Amendment to Employment Agreement

THIS AMENDMENT (“Amendment”), dated as of March 25, 2009, to the Employment Agreement, dated as of November 8, 2007 (the “Agreement”), between The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), and Fabrizio Freda, a resident of New York, New York (and formerly a resident of Rome, Italy), (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company are parties to the Agreement;

WHEREAS, the Company and the Executive wish to amend the Agreement to reflect the mutually agreed upon changes;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree to amend the Agreement as follows:

1.	Effectiveness. All changes to the Agreement set forth in this Amendment shall be effective as of July 1, 2009, assuming continued employment by the Executive through such date.

2.

Title and Duties. Paragraph 2(a) shall be amended to provide that the Executive shall serve as (a) President and Chief Executive Officer, reporting to the Executive Chairman subject to the control of the Board of Directors, and (b) a member of the Board of Directors. Paragraph 2(b) shall be amended so that the first sentence reads as follows: "The Executive shall also hold such other positions and executive offices of the Company and/or of any of the Company’s subsidiaries or affiliates as may from time to time be agreed by the Executive or assigned by the Executive Chairman or the Board of Directors, consistent with his position as President and Chief Executive Officer of the Company." Paragraph 2(c) shall be amended so that it reads as follows: "The Executive shall be a full-time employee of the Company and shall exclusively devote all his business time and efforts faithfully and competently to the Company and shall diligently perform to the best of his ability all of the duties required of him as President and Chief Executive Officer and in the other positions or offices of the Company or its subsidiaries or affiliates assigned to him hereunder. Notwithstanding the foregoing provisions of this section, the Executive may serve as a non-management director of such business corporations (or in a like capacity in other for-profit or not-for-profit organizations) as the Executive Chairman or the Board of Directors may approve, such approval not to be unreasonably withheld."

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3.	Base Salary. From and after July 1, 2009, the Base Salary during the remaining Term of Employment set forth in Paragraph 3(a) shall be at the annualized rate of not less than $1,500,000.00.

4.

Incentive Bonus. Beginning with the fiscal year ending June 30, 2010, the target bonus payout for the aggregate opportunities in respect of each twelve (12) month Contract Year as set forth in Paragraph 3(c) shall be no less than $3,000,000.00.

5.

Deferral. Amounts Subject to Section 162(m). Paragraph 3(d)(iii) shall be amended to provide that, if any amount of Base Salary, any amount payable under the Bonus Plan, or any other amount payable to the Executive is not currently deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or like or successor provisions (a "Non-Deductible Amount") and, should the Executive elect to do so, the Company will defer payment of the Non-Deductible Amount until Section 162(m) no longer applies to the Executive. Any such election by the Executive shall be in accordance with the requirements of Code section 409A.

6.

Equity-Based Compensation – Additional One-Time Award. A recommended additional one-time award of restricted stock units as set forth herewith in respect of Paragraph 4(a) shall be of a value at the time of grant on July 1, 2009 of no less than $4,000,000.00 with such value determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of grant; provided, however, at no time shall this grant exceed or be in respect of more than 200,000 shares of Class A Common Stock.

7.

Equity-Based Compensation – Annual Awards. The recommended annual equity-based compensation awards set forth in Paragraph 4(b) shall be of a value at the time of grant of no less than $4,000,000.00 with such value determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of grant; provided, however, at no time shall an annual grant exceed or be in respect of more than 400,000 shares of Class A Common Stock at target performance (provided that above-target performance payouts on performance share units shall not be subject to this limitation).

8.	Benefits – Perquisite Reimbursement. In no event shall the gross amount of perquisite reimbursements set forth in Paragraph 5(b) be greater than $20,000 in any calendar year beginning with 2009.

9.

Benefits – Executive Auto. The Executive will continue to participate in the Executive Automobile Program of the Company as set forth in Paragraph 5(c), and may elect to be provided an automobile having an acquisition value of up to $75,000.00.

10.

Non-Renewal. A new sentence shall be added to the end of Paragraph 6(c) to read as follows: "For the avoidance of doubt, an offer to renew the Term of Employment shall not be deemed to be no less favorable, in the aggregate, if the severance provisions under such offer are less favorable to the Executive than those provided in this Section 6."

11.

Relocation. As set forth in Paragraph 6(n), the Executive will be reimbursed for the actual cost of relocating Executive and his family from the New York City area to Rome, Italy. Such reimbursement shall be subject to the Executive actually undertaking relocation within one (1) year from the termination of his employment and will be capped at the amount reimbursed with respect to his relocation from Rome, Italy to the New York City area, inclusive of the two month salary relocation allowance.

12.	Miscellaneous.

a.	Except as provided above, all other terms and conditions of the Agreement shall remain the same.
b.	All paragraph references are to the paragraph in the Agreement.
c.	Capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Agreement, except to the extent the term is modified herein.
d.	This Amendment shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

THE ESTÉE LAUDER COMPANIES INC.

/s/ Fabrizio Freda	By:	/s/ Amy DiGeso
Fabrizio Freda		Name:	Amy DiGeso
		Title:	Executive Vice President – Global Human Resources

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